EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Shad Burke	Kirsten Garvin
Interim Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Appoints Hanif Jamal as Chief Financial Officer,
Chief Operating Officer Transitions to Consultancy Role
CARLSBAD, Calif. – July 17, 2006 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced the appointment of Hanif I. Jamal as senior vice president, chief financial officer and corporate secretary. Effective July 31, 2006, Jamal will oversee all finance, administrative, information technology, investor relations and legal aspects of Dot Hill.
Jamal, age 45, joins Dot Hill from Gateway Inc., where he was vice president and corporate treasurer. While at Gateway, among other things, he led a $300 million convertible debt issuance, and established a $200 million asset-backed working capital facility. Prior to joining Gateway in 2002, Jamal served in a number of leadership positions over 17 years within Hewlett-Packard Company in the captive customer financing division, HP Technology Finance. Jamal led the company’s customer financing operations in North America, Latin America and Europe and was also vice president and general manager for HP’s Commercial and Consumer Financing Division. In 1998, he established Hewlett-Packard International Bank in Dublin, Ireland, and served as managing director through 2000. Jamal holds an MBA from Stanford Graduate School of Business and a Bachelor of Science degree, with Honors, in Management Sciences from the University of Manchester Institute of Science and Technology in the United Kingdom.
“I am excited to be joining Dot Hill, a company which is poised for strong growth and success,” said Jamal. “I look forward to contributing to the company’s extremely talented team which is focused on providing revolutionary world-class storage solutions and services for its OEM customers.”
“After an extensive search, I am confident that in Hanif, we have found an individual who is well suited to help Dot Hill leverage its core assets to attain its corporate goals,” said Dana Kammersgard, Dot Hill president and chief executive officer. “Hanif’s experience in the highly competitive PC and server marketplace and with large multi-national technology corporations will be a major asset to Dot Hill as we continue to expand our global reach. His extensive financial knowledge and his experience with several major original design manufacturers will undoubtedly contribute to the company’s strategic direction in the years to come.”

Additionally, effective July 17, 2006, Patrick Collins will resign from his position as Dot Hill’s chief operating officer for personal reasons. Collins will continue his involvement with the company on a consultancy basis and will be focused on augmenting Dot Hill’s world-class outsourced supply chain model.
“Pat and I have had long discussions about this, and while I am sorry that personal circumstances have led to his departure from Dot Hill on a direct basis, we are both very excited about the contributions he will continue to make in the company’s quest for the most cost-efficient operating model for our business,” said Kammersgard.
Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.
Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding Dot Hill’s future growth and success, ability to execute on its near and long-term goals, introduce new products, increase its supply chain and support its new and existing customers. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that contribute to the uncertain nature of the forward-looking statements include: the extremely competitive nature of the industry in which the company operates; increasing cost pressures; the company’s reliance on a limited number of key customers and suppliers; the company’s ability to manage growth and attract and retain talented personnel; changing customer preferences in the open systems computing market; and other unforeseen supply, technological, intellectual property or engineering issues. However, there are many other risks not listed here that may affect the future business and financial results of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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